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EXHIBIT 10.6

                       COOPERATION AND FRAMEWORK AGREEMENT

     This Cooperation and Framework Agreement (this "Framework Agreement"), is made as of this 8th day of May, 2000, by and between I-Link Incorporated, a Florida corporation having its principal office at 13751 S. Wadsworth Park Drive, Suite 200, Draper, Utah 84020 ("I-Link"), and Cyber Office International AG, a Swiss corporation having its principal office at Foerrlibuckstrasse 178, 8005 Zurich, Switzerland ("Cyber Office").

                                    RECITALS

     WHEREAS, Cyber Office and I-Link are each in the business of providing enhanced communication services through an advanced IP network and application architecture;

     WHEREAS, the parties desire to enter into a strategic relationship to create a [***].

     WHEREAS, the parties intend to interconnect their IP networks in order to be able to offer seamless and transparent services to their respective customers in the United States and Europe;

     WHEREAS, this Framework Agreement is intended to set forth the principal terms of the parties' cooperation;

     NOW, THEREFORE, in consideration of the above recitals and mutual agreements set forth in this agreement, the parties intending to be legally bound, agree as follows:

1.   Definitions.

In this Framework Agreement, including the Recitals, unless the context requires another meaning:

1.1 "AFFILIATE" means with respect to a specified Person (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; (ii) each Person that serves as a director, officer, employee, partner, member, manager, executor, or trustee of such specified
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Person (or in a similar capacity); and (iii) any Affiliate of any individual described in clause (ii). For purposes of this definition, "control" of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

1.2 "CHANGE OF CONTROL TRANSACTION" means (1) I-Link enters into a transaction (other than a transaction with Cyber Office or Winter Harbor or any of their respective Affiliates) the result of which would be a merger, reorganization, combination, share exchange, consolidation or similar transaction involving the purchase of more than 50% of the assets or more than 50% of the shares of common stock of I-Link (the "I-Link Common Stock") on a fully diluted basis, or (2) in any event if a third party (other than Cyber Office or Winter Harbor or any of their respective Affiliates) acquires more than 50% of the assets or more than 50% of the I-Link Common Stock on a fully diluted bases.

1.3 "COMBINED NETWORK" is the I-Link Network and the Cyber Office Network and any hardware used to connect the I-Link Network and Cyber Office Network.

1.4 "DIRECT COMPETITOR" means any direct competitor of Cyber Office listed in Schedule D hereto, which schedule may be periodically updated by mutual agreement of Cyber Office and I-Link to reflect the then current market conditions. The parties hereto acknowledge that a Person will cease to be a Direct Competitor to the extent such Person merges with or into I-Link or any subsidiary of I-Link or I-Link directly or indirectly acquires all or substantially all of the assets or a majority of the capital stock of such Person.

1.5 "ONE YEAR EXCLUSIVE ACTIVITIES" are: (i) the licensing of the Licensed Technology to any Direct Competitor for the provision of services to end users located in the countries listed in Schedule E; (ii) allowing the sale of I-Link services to any Direct Competitor for the provision of services to end users located in the countries listed in Schedule E; or (iii) allowing any Direct Competitor to use the I-Link Network, I-Link Platform and Licensed Technology to offer services to end users located in the countries listed in Schedule E, which services are similar to or in competition with those offered by Cyber Office.

1.6 "TWO YEAR EXCLUSIVE ACTIVITIES" are: (i) the licensing of the Licensed Technology to any Direct Competitor for the provision of services to end users located in the countries listed in Schedule F; (ii) allowing the sale of I-Link services to any Direct Competitor for the provision of services to end users located in the countries listed in Schedule F; or (iii) allowing any Direct Competitor to use the I-Link Network, I-Link Platform and Licensed Technology to offer services to end users located in the countries listed in Schedule F, which services are similar to or in competition with those offered by Cyber Office.

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1.7  "CYBER OFFICE NETWORK" is the network used by Cyber Office to provide enhanced communications services to its current end users.

1.8 "CYBER OFFICE PLATFORM" is the software used by Cyber Office on the Cyber Office Network to provide enhanced communications services.

1.9 "INTELLECTUAL PROPERTY RIGHTS" means all patents and patent applications (including all divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models and the like), copyrights (whether registered or unregistered), trade dress, trade marks (whether registered or unregistered) discoveries, inventions, designs (whether registered or unregistered), circuit layout rights, moral rights and other intellectual property rights (including Know-How) and any applications for, or rights to obtain or acquire such rights, whether currently existing or hereafter acquired.

1.10 "I-LINK NETWORK" is the network used by I-Link to provide enhanced communications to provide services to its current end users.

1.11 "I-LINK PLATFORM" is the software used by I-Link on the I-Link Network to provide enhanced communications services.

1.12 "JOINT NETWORK OPERATING AGREEMENT" means the agreement contemplated in
Section 4.1.

1.13 "KNOW-HOW" means all unpatented proprietary and/or confidential know- how, trade secrets, information, data and materials, in whatever form, including, but not limited to, the following: specifications, calculations, formulae engineering and technical data, blueprints, diagrams, charts, results, computer programs, designs, skills, methods, techniques, procedures, manufacturing data and marketing or sales information.

1.14 "LICENSED TECHNOLOGY" means the Intellectual Property Rights of I-Link (together with all updates thereto) which relate to the I-Link Platform, all as more fully described in Schedule A.

1.15 "PERFORMANCE MILESTONES" means the milestones set forth in Schedule B hereto.

1.16 "PERSON" means any individual, sole proprietorship, firm, corporation, general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, or other entity.

1.17 "RESOURCE COMMITMENTS" has the meaning set forth in Section 3.1.

1.18 "SOURCE CODE" means insofar as I-Link uses any or all of the following for the functioning and maintenance of the I-Link Platform, the computer software and any

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associated documentation in human-readable form, including programmers'
comments, and the following items to the extent they are confidential: data files and structures, APIs, header and include files, macros, programming tools not commercially available, technical specifications, flowcharts and logic diagrams.

1.19 "WINTER HARBOR" means Winter Harbor LLC, a Delaware limited liability company.

2.   ACCESS TO RIGHTS AND TECHNOLOGY.

2.1 TECHNOLOGY GRANT. I-Link hereby grants to Cyber Office a perpetual (subject to Section 12.3(b)) non-transferable license to use the Licensed Technology for the purpose of implementing the Combined Network and providing enhanced telecommunications services, provided however that such license shall not extend to or permit the use of the Licensed Technology in connection with, any multilevel or network marketing distribution channels like, for example, the current arrangements between I-Link and Big Planet (the "Purpose"). Cyber Office shall not use the Licensed Technology in connection with any of its products and services other than the Purpose and shall otherwise use it solely in accordance with this Framework Agreement. The parties acknowledge and agree that as consideration for the foregoing license and other rights described herein, I-Link and Cyber Office will enter into the Revenue Sharing Agreement described below, which Revenue Sharing Agreement will provide for certain payments between the parties.

2.2 ACCESS GRANT. Cyber Office hereby grants to I-Link a nontransferable license to access the Cyber Office Network for the purpose of implementing the Combined Network. I-Link hereby grants to Cyber Office a nontransferable license to access the I-Link Network for the purpose of implementing the Combined Network.

2.3 EXCLUSIVITY. (a) For a period of two years commencing from the date hereof, I-Link shall not, except pursuant to any agreement in existence on the date hereof, engage in any of the Two Year Exclusive Activities without the prior written consent of Cyber Office; provided, however, if Cyber Office has not made the payment specified in Section 5.2(a) within 75 days from the date of the execution of this Framework Agreement (whether or not pursuant to such Section 5.2(a) Cyber Office is required to make such payment), then the provisions of this Section 2.3 shall be of no effect.

     (b) For a period of one year commencing from the date hereof, I-Link shall not, except pursuant to any agreement in existence on the date hereof, engage in any of the One Year Exclusive Activities, without the prior written consent of Cyber Office; provided, however, if Cyber Office has not made the payment specified in Section 5.2(a) within 75 days from the date of the execution of this Framework Agreement (whether or

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not pursuant to such Section 5.2(a) Cyber Office is required to make such payment), then the provisions of this Section 2.3 shall be of no effect.

     (c) During the term of this Framework Agreement, Cyber Office agrees that it will not provide any IP-based enhanced communications services to end users in North America (the "Cyber Office North American Services") other than on the I-Link Network. In providing the Cyber Office North American Services on the I-Link Network, I-Link agrees that all access to the I-Link Network, revenue sharing and pricing arrangements shall be [***]. Notwithstanding the forgoing, in the event that I-Link is not able to provide Cyber Office with sufficient capacity for the provision of Cyber Office's North American Services [***], Cyber Office shall not be subject to the restrictions in this Section 2.3(c).

2.4  TECHNOLOGY UPDATES.

     (a) Cyber Office and I-Link agree that all modifications, enhancement updates and new additions to and advances in the Combined Network and any associated technology (including any Intellectual Property Rights) when individually developed by I-Link (the "I-Link Technology Updates") shall be exclusively owned by I-Link, when individually developed by Cyber Office (the "Cyber Office Technology Updates") shall be exclusively owned by Cyber Office, and when jointly developed by both parties (the "Joint Technology Updates") shall be jointly owned.

     (b) All I-Link Technology Updates shall be exclusively controlled by I-Link; however, I-Link's implementation of any I-Link Technology Update shall not impair Cyber Office's ability to access and utilize the Combined Network. For the purpose of this Section, Cyber Office's ability to access and utilize the Combined Network would be considered impaired if Cyber Office is not able to provide services to its customers at least as effectively as before the I-Link Technology Update is implemented (the "I-Link Impairment"). If the implementation of such I-Link Technology Update requires the modification of the then existing Cyber Office Network in order to avoid the I-Link Impairment, Cyber Office's consent to such modifications shall not be unreasonably withheld.

     (c) All Cyber Office Technology Updates shall be exclusively controlled by Cyber Office; however, Cyber Office's implementation of any Cyber Office Technology Update shall not impair I-Link's ability to access and utilize the Combined Network. For the purpose of this Section, I-Link's ability to access and utilize the Combined Network would be considered impaired if I-Link is not able to provide services to its customers at least as effectively as before the Cyber Office Technology Update is implemented (the "Cyber Office Impairment"). If the implementation of such Cyber Office Technology Update requires the modification of the then existing I-Link Network in order to avoid the

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Cyber Office Impairment, I-Link's consent to such modifications shall not be unreasonably withheld.

     (d) The Joint Technology Updates shall be jointly controlled by both parties and shall not be implemented such as to cause an I-Link Impairment or Cyber Office Impairment without the consent of both parties, which consent shall not be unreasonably withheld.

2.5 CAPACITY COMMITMENT. Cyber Office agrees to provide I-Link every 30 days (and upon such intervals as I-Link reasonably requests) information with respect to Cyber Office expected use of the Combined Network for the 90 days following the delivery of such information. I-Link agrees to increase the capacity of and to upgrade the I-Link Network on a timely basis in order to accommodate any increased use of the I-Link Network experienced as a result of the operation of the Combined Network due to the normal and customary growth of the Cyber Office's subscriber base (consistent with Cyber Office's currently forecasted growth) or as a result of arrangements entered into by I-Link. In the event that the I-Link Network is operating at or above normal capacity, I-Link shall ensure that Cyber Office's access to the I-Link Network is in amounts and on terms no less favorable than the access to the I-Link Network granted by I-Link to third parties (only to the extent such third parties purchase comparable services from I-Link in quantities comparable to those purchased from I-Link by Cyber Office).

2.6  PERFORMANCE MILESTONES AND RESOURCE COMMITMENTS COVENANT

     (a) I-Link agrees that as a fundamental and material component of this Framework Agreement that it will use its best commercially reasonable efforts to help complete the Performance Milestones as set forth on Schedule B and the Resource Commitments for which it is responsible.

     (b) Cyber Office agrees that as a fundamental and material component of this Framework Agreement that it will use its best commercially reasonable efforts to help complete the Performance Milestones as set forth on Schedule B and the Resource Commitments for which it is responsible.

3.   CONSULTING.

3.1 UPGRADE OF CYBER OFFICE'S PLATFORM. In order to permit the seamless provision of the use of the Licensed Technology for the Purpose, I-Link shall provide all necessary assistance to Cyber Office in order to (i) upgrade the Cyber Office Platform to facilitate implementation of the Combined Network; and
(ii) achieve the Performance Milestones set forth in Schedule B hereto in accordance with the terms thereof. As a material and fundamental component of this Framework Agreement, I-Link shall provide for the substantial commitment of personal time of [***] in addition to the commitment of time

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from any other personnel and resources required to meet its obligations under the Performance Milestones set forth on Schedule B and generally under this Framework Agreement (the "Resource Commitments"). Notwithstanding the foregoing, to the extent any of the foregoing persons is no longer employed by I-Link, in lieu of providing the personal time of any such person, I-Link shall be required to provide the personal time of the person or persons who assumed such foregoing person's duties and responsibilities. The parties agree to more fully describe, if necessary, the Performance Milestones and Resource Commitments as part of the consulting agreement described in Section 3.2.

3.2. CONSULTING AGREEMENT. As soon as reasonably practicable after the date hereof, the parties hereto agree to enter into a consulting agreement (the "Consulting Agreement") which shall set forth the timetable and content of upgrades to be made to the Cyber Office Platform by I-Link and the resources required of I-Link to perform such upgrades in order to meet its obligations set forth in Section 3.1.

4.   OPERATION OF THE JOINT NETWORK.

4.1 JOINT NETWORK OPERATING AGREEMENT. In order to more fully implement the terms of their cooperation, Cyber Office and I-Link agree to reasonably negotiate and enter into a joint network operating agreement (the "Joint Network Operating Agreement") as soon as reasonably practicable following the execution of this Framework Agreement. The Joint Network Operating Agreement shall provide for:

     (a) Cyber Office's right to use the Combined Network to provide Cyber Office's and I-Link's proprietary services and applications under Cyber Office's and/or I-Link's brands;

     (b) ongoing mutual design, planning, implementation, testing, integration, training, technical and operational consulting, maintenance and support of the Combined Network;

     (c) I-Link's right to use the Combined Network to provide I-Link's and its partners' and its customers' proprietary services and applications; and

     (d) associated pricing and joint billing for the use of the Combined Network; and

     (e) joint development and marketing of new applications and services for the Combined Network.

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4.2  REVENUE SHARING AGREEMENT. As soon as reasonably practicable after the date hereof and consistent with the terms of Section 5.2, the parties hereto agree to negotiate in good faith and enter into a Revenue Sharing Agreement (the "Revenue Sharing Agreement").

5.   PAYMENT.

5.1  [INTENTIONALLY LEFT BLANK]

5.2 PREPAYMENT FOR SERVICES. (a) By the date that is 75 days after the execution of this Framework Agreement, provided that on or before such date I-Link has substantially completed Milestone Number 1 as set forth in Schedule B, Cyber Office shall pay to I-Link $10 million in cash (the "Service Prepayment"). Such Service Prepayment shall be payment for the use of the I-Link Network and Licensed Technology and shall be credited against amounts owed by Cyber Office to I-Link under the Revenue Sharing Agreement.

     (b) As fundamental components of the Revenue Sharing Agreement (i) in consideration for the substantial advance payment represented by the Service Prepayment, I-Link shall offer to Cyber Office a significant discount on the fees charged by or revenues to be shared with I-Link as compared to the fees charged by or revenues to be shared with I-Link under I-Link's normal pricing and revenue sharing arrangements; and (ii) in any event, all revenue sharing and pricing arrangements shall be [***].

5.3. LICENSE AND CONSULTING FEES. In consideration for the license and access rights granted under this Framework Agreement, Cyber Office shall pay to I-Link $7.5 million in cash upon the execution of this Framework Agreement. In consideration for any services performed by I-Link under the Consulting Agreement and Section 3.1, Cyber Office shall pay I-Link $2.5 million in cash upon the execution of this Framework Agreement.


6.   REPRESENTATIONS AND WARRANTIES.

6.1 REPRESENTATIONS AND WARRANTIES OF I-LINK. I-Link represents and warrants to Cyber Office as follows:

     (a) I-Link is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Framework Agreement. I-Link is duly licensed or qualified to do business under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it requires such licensing or qualification, except to the extent that the failure to be so licensed or

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qualified would not have a material adverse effect on I-Link. I-Link has delivered to Cyber Office copies of the certificate of incorporation and articles of incorporation and by-laws of I-Link.

     (b) I-Link has full power and authority to execute and deliver this Framework Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by I-Link of this Framework Agreement have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by I-Link of this Framework Agreement. This Agreement constitutes the valid and legally binding obligation of I-Link, enforceable against I-Link in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles whether or not considered in a court of law or equity.

     (c) During the term of this Framework Agreement, I-Link will not enter into any agreement, arrangement or affiliation with any Person or engage in any conduct that would be in conflict with Cyber Office's rights under Section 2 of this Framework Agreement.

     (d) I-Link has not licensed or granted to any third party any rights in the I-Link Network or entered into any reselling or other agreements that are in conflict with the license rights granted by I-Link to Cyber Office hereunder.

     (e) Except as set forth on Annex A hereto, I-Link has not received any written notice or claim, and is not otherwise aware that the Licensed Technology infringes or misappropriates the valid proprietary rights of any other Person.

     (f) To the extent that the Licensed Technology comprises Confidential Information (as defined below), it has been kept confidential by I-Link.

     (g) Entering into this contract by I-Link does not result in any material breach of any agreement to which I-Link is a party.

     (h) There is no unsatisfied judgment or, arbitral award or decision of any court or tribunal against I-Link and there is no claim, demand, litigation, arbitration or prosecution to which I-Link is a party, or to I-Link's knowledge, pending or threatened, in respect of the Licensed Technology, the I-Link Platform or I-Link Network.

     (i) No action or proceeding is pending or, in so far as I-Link knows, is threatened against I-Link before any court, administrative agency or other tribunal which would be reasonably likely to impact I-Link's right, power and authority to enter into this Framework Agreement or to otherwise carry out its obligations hereunder.

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6.2  REPRESENTATIONS AND WARRANTIES OF CYBER OFFICE. CYBER OFFICE REPRESENTS AND
WARRANTS TO I-LINK AS FOLLOWS:

     (a) Cyber Office is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Framework Agreement. Cyber Office is duly licensed or qualified to do business under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it requires such licensing or qualification except to the extent that the failure to be so licensed or qualified would not have a material adverse effect on Cyber Office.

     (b) Cyber Office has full power and authority to execute and deliver this Framework Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Cyber Office of this Framework Agreement have been duly and validly authorized and no additional corporate authorization or consent its required in connection with the execution, delivery and performance by Cyber Office of this Framework Agreement. This Agreement constitutes the valid and legally binding obligation of Cyber Office, enforceable against Cyber Office in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles whether or not considered in a court of law or equity.

     (c) During the term of this Framework Agreement, Cyber Office will not enter into any agreement, arrangement or affiliation with any Person or engage in any conduct that would be in conflict with I-Link's rights under Section 2 of this Framework Agreement.

     (d) Entering into this contract by Cyber Office does not result in any material breach of any agreement to which Cyber Office is a party.

     (e) No action or proceeding is pending or, in so far as Cyber Office knows, threatened against Cyber Office before any court, administrative agency or other tribunal which would be reasonably likely to impact upon Cyber Office's right, power and authority to enter into this Framework Agreement or to otherwise carry out its obligations hereunder.

7.   [INTENTIONALLY LEFT BLANK].

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8.   INTELLECTUAL PROPERTY INDEMNITY.

8.1 INTELLECTUAL PROPERTY RIGHT INFRINGEMENT INDEMNITY. I-Link will indemnify Cyber Office from and against all actions, proceedings, claims, damages, costs, expenses, and demands (collectively "Damages") by third parties in respect to the infringement or alleged infringement of any Intellectual Property Rights or Know-How belonging to such third parties arising from the exploitation by Cyber Office or I-Link of the Licensed Technology under and in accordance with this Framework Agreement; provided however, such indemnification shall not apply to any action taken or action not taken by Cyber Office after I-Link has provided Cyber Office notice stating that such action taken or action not taken would infringe upon the Intellectual Property Rights or Know-How of third parties or would otherwise give rise to Damages.

     (b) Without limiting any other rights that Cyber Office may have, if it is determined by an independent tribunal of fact or law or if it is agreed between the parties that through Cyber Office's exercise of its rights contemplated in this Framework Agreement an infringement of the intellectual property rights of a third party has occurred, I-Link will make all reasonable efforts to procure for Cyber Office the right to continue to exercise the rights granted to Cyber Office under this Framework Agreement.

9.   FURTHER INDEMNITIES.

9.1. Each party agrees to indemnify the other party and its officers, employees and agents ("Those Indemnified") against all expenses, losses, damages and costs (including legal fees) incurred by Those Indemnified in the performance of this agreement as a result of:

     (a) any injury to or death of any person caused by an act or omission of the indemnifying party or its officers, employees, agents or subcontractors; or

     (b) any damage to real or tangible property caused by any act or omission of the indemnifying party or its officers, employees, agents or subcontractors; or

     (c) the gross negligence or willful misconduct of the indemnifying party or its officers, employees, agents or subcontractors; or

     (d) a breach of any of the terms or warranties of this Framework Agreement by the indemnifying party or its officers, employees, agents or subcontractors.

10.  INDEMNITY PROCEDURE.

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     Any Person entitled to make a claim for indemnification under Sections 8 or
9 (the "Indemnified Party") not involving a claim or demand by a third party, may make a claim for indemnification by giving written notice of the assertion of such claim covered by this indemnity to the Person from whom it is seeking indemnification (the "Indemnifying Party"). With respect to third party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth below in this Section 10. In the event that any written claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand (the "Claim Note"); provided, however, that the Indemnified Party's failure to provide such notice in not more than thirty (30) days shall not preclude the Indemnified Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in material prejudice to the Indemnifying Party. The Indemnifying Party shall have ten (10) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, except that if the Indemnified Party advises the Indemnifying Party that there are issues which raise conflicts of interests between the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel. The Indemnifying Party shall not without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any claim or demand if such settlement or compromise provides for anything other than the payment of monetary damages. The
Indemnified Party shall not settle a claim or demand and the Indemnifying Party shall not be liable for any claim or demand settled without the prior written consent of the Indemnifying Party. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall during such hours permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts in the defense of all such claims or demands. Except in the case of common law fraud, Sections 8 and 9 shall be the exclusive remedy of the Indemnified Parties for any

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Damages arising out of or relating to the breach of any representation or warrant made in this Framework Agreement.

11.  CONFIDENTIALITY.

11.1 CONFIDENTIAL INFORMATION. (a) In connection with this Framework Agreement, each of I-Link and Cyber Office (in such capacity, the "Recipient") has received, developed or been given access to, and shall in the future receive, develop or be given access to, certain information and materials deemed confidential by and/or proprietary to the other party hereto (in such capacity, the "Disclosing Party"), including, without limitation, Intellectual Property Rights trade secrets, Know-How, technical data and/or other information and materials pertaining to (i) this Framework Agreement and its terms and conditions; (ii) the Licensed Technology and Combined Network; and (iii) the Disclosing Party's products, services, customers, potential customers, employees, operating methods, sources of supply, potential sources of supply, distribution methods, sales, sales plans, sales methods, profits, markets, financing or plans for future development (collectively, "Confidential Information"). Notwithstanding the foregoing sentence, "Confidential Information" shall not include any information or materials which:

     (i) prior to disclosure, are or were known or generally available to the public;

     (ii) after disclosure, become known to the public through no act or omission of the Recipient or any of its Representatives (as defined below) or any other Person with an obligation of confidentiality to the Disclosing Party;

     (iii) are independently developed by or for the Recipient, as evidenced by written records of the Recipient;

     (iv) are required to be disclosed (x) pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange or automated quotation system or (y) in connection with such party's
(i) public offering of its securities, (ii) listing of its securities on an exchange or automated quotation system, or (iii) on-going national, federal, state, local, or other governmental reporting requirements related to such party's securities and in the case of this clause (y) such party's counsel has provided written advice that such disclosure is required by applicable law or regulation (provided, however, that in all of the foregoing notices the Recipient shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Recipient in crafting such disclosure); or

     (v)   as agreed to in writing by the parties hereto.

11.2 PROTECTION OF CONFIDENTIAL INFORMATION. A Recipient shall take reasonable steps to prevent the Disclosing Party's Confidential Information from being disclosed to any other Person. Notwithstanding the foregoing, a Recipient may disclose such Confidential Information to those directors, officers, employees, agents and sublicensees of the Recipient (each, a "Representative," and collectively, "Representatives") who have a need to know such information in connection with performance under this Framework Agreement; provided that each Representative, prior to such disclosure, is informed by the Recipient of the confidential nature of such information and of the confidentiality obligations imposed on the Recipient under this Framework Agreement, and, in the case of sublicensees provided further that each such sublicensee agrees in advance and in writing to abide by provisions of confidentiality and restrictive use no less stringent than those set forth herein. The Recipient shall be responsible for any and all breaches of the provisions of this Section 11 by its Representatives. As used herein, "reasonable steps" means the steps that the Recipient takes to protect its own, similarly confidential and/or proprietary information, which steps shall not be less than a reasonable standard of care.

11.3 RESTRICTED USE OF CONFIDENTIAL INFORMATION. A Recipient and its Representatives shall use the Disclosing Party's Confidential Information solely in connection with performance under this Framework Agreement and for no other purpose and upon termination hereof, shall return to such Disclosing Party all such Confidential Information (including any copies, extracts, summaries, or syntheses thereof) of such Disclosing Party in possession of such Recipient and its Representatives.

11.4 OBLIGATION TO INFORM. Upon learning of any unauthorized disclosure or use of the other party's Confidential Information, the party learning of such disclosure promptly shall provide the other party with notice thereof.

11.5 EQUITABLE RELIEF. I-Link and Cyber Office hereby acknowledge and agree that
(i) the provisions and restrictions contained in this Section 11 are reasonable and necessary for protection of the legitimate interests of the parties hereto,
(ii) neither I-Link nor Cyber Office would have entered into this Framework Agreement in the absence of such provisions and restrictions, and (iii) any violation of any provision of this Section 11 by a party hereto or such party's Representatives may result in irreparable injury to the other party hereto, which injury may be inadequately compensable in monetary damages. Accordingly, I-Link and Cyber Office acknowledge and agree that each of them shall be entitled to seek preliminary and/or permanent injunctive relief from any violation or threatened violation of this Section 11 by the other party hereto or by such other party's Representatives, without the necessity of proving actual damages or posting any bond or other security. The rights and remedies of each party under this Section 11 shall be cumulative and in addition to any other rights or remedies to which the such party may be entitled under this Framework Agreement, at law, or in equity.

12.  TERM AND TERMINATION.

12.1 TERM. Unless otherwise terminated as provided for in Section 12.2, this Framework Agreement shall be effective until two years from the date hereof (the "Initial Term"). This Framework Agreement shall be automatically renewed for an additional two years under the terms and conditions hereof at the expiration of the Initial Term or at the expiration of any subsequent renewal term (each a "Renewal Term") unless a notice is given by one party to the other at least sixty (60) days prior to the expiration of such Initial Term or Renewal Term. Such notice shall state that such party no longer desires a renewal of this Framework Agreement. If this Framework Agreement is not extended at the end of the Initial Term or any Renewal Term solely because I-Link states that it no longer desires a renewal of this Framework Agreement (a "I-Link Expiration"), then I-Link shall be obligated to provide Cyber Office, at Cyber Office's sole cost and expense, I-Link's obligations under Sections 12.3(a)(x) and (y) and Cyber Office shall provide to I-Link, Cyber Office's obligations under Sections 12.3(a)(x) and (y). This Section 12.1 and Sections 8, 9, 10, 11 and 14 shall survive any I-Link Expiration. Except to the extent specifically provided above in this Section 12.1, upon any expiration of this Framework Agreement in accordance with this Section 12.1, all rights and obligations and provisions hereof shall immediately terminate (other than Section 11 hereof) and I-Link shall keep all moneys previously paid to it by Cyber Office.

12.2 TERMINATION.

     (a)   This Framework Agreement may be terminated:

     (i)   [Intentionally Omitted]

     (ii) by either party in the event of a breach of any material representation, warranty, obligation or agreement under this Framework Agreement by the other party, provided that the terminating party has given the breaching party written notice of such breach that identifies the nature of the breach and within 30 days after such notice such breaching party has failed to cure the breach;

     (iii) by Cyber Office in the event that I-Link has entered into a Change of Control Transaction and (x) to the extent such Change of Control Transaction is with a person other than a Direct Competitor, Cyber Office, in its sole and reasonable judgment, determines that, as a result of such Change of Control Transaction, Cyber Office ability to obtain full and satisfactory performance under this Framework Agreement from I-Link or its successor in interest would be materially and adversely affected or (y) to the extent such change of Control Transaction is with a Direct Competitor, Cyber Office, in its sole and reasonable judgment, determines that, as a result of such Change of Control Transaction, the continuation of this Framework Agreement would be detrimental to the best interest of Cyber Office; and

     (iv) by Cyber Office, in the event that Milestone Number 1 is not completed according to the Performance Milestones set forth on Schedule B and provided that Cyber Office has not breached its obligations under Section 2.6.

     (v) by either party in the event that the parties have not entered into the Revenue Sharing Agreement, in form and substance reasonably satisfactory to each of the parties, within 45 days of the execution of this Framework Agreement.

12.3 EFFECT OF TERMINATION. (a) Upon termination of this Framework Agreement by Cyber Office solely (x) pursuant to Section 12.2(a)(ii) (but only if Cyber Office, in its sole and reasonable judgment, determines that as a result of such termination, Cyber Office ability to obtain full and satisfactory performance under this Framework Agreement from I-Link or its successor in interest would be materially and adversely affected) or (y) pursuant to Section 12.2(a)(iii), then, provided that (A) Cyber Office shall have previously made the payment specified in Section 5.2(a) (whether or not pursuant to such Section 5.2(a) Cyber Office is required to make such payment) and (B) the parties hereto shall have entered into a Revenue Sharing Agreement, in form and substance reasonably satisfactory to each of the parties, I-Link shall be obligated to provide Cyber Office at Cyber Office's sole cost and expense:

          (x) a non-transferable, non-exclusive, perpetual (subject to Section 12.3(b)) world-wide license for the use (including the modification by Cyber Office for the subsequent use by Cyber Office) of the Source Code. If such Source Code is used by Cyber Office for provision of its services to end users located in any countries located outside of North America, then Cyber Office shall not be required to make any further payments to I-Link under this or any other agreement for such license. If such Source Code is used by Cyber Office for provision of its services to end users located in any countries located in North America, then to the extent that Cyber Office utilizes the Source Code for the provision of its services to end users in any countries located in North America, Cyber Office shall continue to pay I-Link for such license pursuant to the Revenue Sharing Agreement, which agreement shall survive for as long as and to the extent that Cyber Office utilizes the Source Code for provision of its services to end users in any countries located in North America; and

          (y) for a period of six months following such a termination, reasonable access to, and the sufficient commitment of, the key personnel and other resources necessary for (i) the maintenance and operation of the Cyber Office Network and Cyber Office Platform and future modifications thereto and (ii) to insure that the Cyber Office Network and Cyber Office Platform remains compatible to and integrated with the I-Link Platform and I-Link Network; provided however, in the event that Cyber Office elects to disconnect the Cyber Office Network and Cyber

     Office Platform from the Combined Network, then I-Link shall no longer have any obligations under this Section 12.3(a)(y)(ii).

     (b)  Sections 2.3, 4.2, 5.2, 8, 9, 10, 11, 12, 13 and 14 shall survive any termination of this Agreement by Cyber Office pursuant to Section 12.2(a) (ii) or (iii) provided that I-Link shall continue to be entitled to receive payments under the Revenue Sharing Agreement in accordance with Section 12.3(a)(x).

     Upon termination of this Framework Agreement pursuant to Section 12.2(a)(iv) or 12.2(a)(v): (i) I-Link shall immediately return all money paid by Cyber Office to I-Link pursuant to Section 5; (ii) all future obligations of Cyber Office to pay money to I-Link shall be null and void; (iii) all rights and obligations of both parties under Section 2 shall be null and void; and (iv) all other rights and obligations under this Framework Agreement and all other agreements contemplated hereunder shall terminate and be null and void (including without limitation Section 2 hereof), except for Sections 8, 9, 10, 11, 12.3(b) and 14.

     Except to the extent specifically provided above in this Section 12.3(b), upon any termination of this Framework Agreement pursuant to Section 12.2(a) all rights and obligations hereunder and provisions hereof shall immediately terminate (other than Section 11 hereof) and I-Link shall keep all moneys previously paid to it by Cyber Office.

12.4 [INTENTIONALLY OMITTED]

13. ESCROW. As soon as reasonably practicable following the execution of this Framework Agreement, Cyber Office and I-Link shall negotiate in good faith and enter into an escrow agreement (the "Escrow Agreement"). The Escrow Agreement shall provide that I-Link shall deposit in escrow (i) upon execution of this Framework Agreement, and (ii) at least every four (4) weeks thereafter until this Framework Agreement is terminated, the most recent copy of the Source Code necessary for the maintenance and operation of the Cyber Office Network and Cyber Office Platform and future modifications thereto. The Source Code shall be immediately released to Cyber Office by the escrow agent (the "Escrow Agent") appointed under the Escrow Agreement to the extent Cyber Office is entitled to such Source Code pursuant to 12.1 and Section 12.3(a).

In the event of a dispute concerning Cyber Office's right to terminate this Framework Agreement and receive the Source Code from the Escrow Agent pursuant to this Section 13 or the Escrow Agreement (the "Escrow Dispute"), the parties agree that the Escrow Agent shall not delay the release of the Source Code due to such Escrow Dispute and that such Escrow Dispute shall be resolved pursuant to the arbitration provisions set forth in Section 14.4. If the final judgment or determination of such arbitration finds that Cyber Office was not entitled to terminate this Framework Agreement and receive the Source

Code, then Cyber Office shall, within 10 days of such decision, discontinue use of the Source Code and return all copies of the Source Code to the Escrow Agent. In the event that the parties are unable to enter into an Escrow Agreement, the terms of this Section 13 shall become binding obligations on the parties and I-Link shall be considered the Escrow Agent for the purposes of this Section 13.

14.  GENERAL PROVISIONS

14.1 TRANSACTION EXPENSES. Except as otherwise provided herein, each party will pay its own costs and expenses incurred in connection with the transactions contemplated hereby, including the fees of any legal counsel, economist, accountant or consultant or other similar fees.

14.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Framework Agreement and the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as Cyber Office and I-Link mutually shall determine, unless otherwise required by law, in which case the party required to make such disclosure may do so upon notice and consultation with the other party. Unless consented to by Cyber Office or I-Link, as the case may be, in advance or required by law, Cyber Office and I-Link shall keep this Framework Agreement strictly confidential and may not make any disclosure of this Framework Agreement to any person.

14.3 NOTICES. All notices, consents, waivers, and other communications under this Framework Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

I-Link:

         David Hardy, Esq.
         I-Link Incorporated
         13751 S. Wadsworth Park Drive, Suite 200
         Draper, Utah  84020
         Facsimile No.:

with a copy to:

         Dennis J. Friedman, Esq.
         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, NY  10112
         Facsimile No.: 212-541-5369

Cyber Office:

         Cyber Office International AG, Inc.
         Uta Ulrich
         Foerrlibuckstrasse 178
         8005 Zurich
         Switzerland



with a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, New York  10004
         Attention:  David Rockwell
         Facsimile No.: 212-558-3588

14.4 ARBITRATION. Each of the parties agrees to submit to binding arbitration any and all differences and disputes related to this Framework Agreement which may arise between them in accordance with the Commercial Rules of the American Arbitration Association and agree that pending resolution of such differences and disputes, subject to any termination or expiration thereafter pursuant to Sections 12.1 or 12.2, each party shall continue to honor all of its obligations under this Framework Agreement, including all of such obligations which are the subject of such differences and disputes. Such arbitration shall be initiated in the New York office of the American Arbitration Association. Any award entered in any such arbitration shall be final and binding, and may be entered and enforced in any court of competent jurisdiction Each party to the dispute will share equally the fees and expenses of the arbitrator and such arbitration.

14.5 JURISDICTION; SERVICE OF PROCESS.

Any action or proceeding seeking to compel arbitration or enforce a judgment under an arbitration based on any right arising out of, this Framework Agreement may be brought against any of the parties in the courts of the State of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14.6 ARTICLE AND SECTION HEADINGS; CONSTRUCTION. The headings of sections in this Framework Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Framework Agreement unless otherwise indicated. All words used in this Framework Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

14.7 WAIVER. The rights and remedies of the parties to this Framework Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Framework Agreement or the documents referred to in this Framework Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law
(a) no claim or right arising out of this Framework Agreement or the documents referred to in this Framework Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Framework Agreement or the documents referred to in this Framework Agreement.

14.8 ENTIRE AGREEMENT; MODIFICATION. This Framework Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with such other agreements contemplated hereby) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Framework Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

14.9 ASSIGNMENTS; SUCCESSORS; NO THIRD-PARTY RIGHTS. (a) Neither party may assign any of its rights and/or obligations under this Framework Agreement to any other party, and any such attempted assignment or transfer shall be void; provided, however, that Cyber Office may assign or transfer any of its rights and/or obligations under this

Framework Agreement to any Affiliate of Cyber Office with the prior consent of I-Link, which consent shall not be unreasonably withheld or delayed.

     (b) This Framework Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Framework Agreement shall be construed to give any Person other than the parties to this Framework Agreement any legal or equitable right, remedy, or claim under or with respect to this Framework Agreement or any provision of this Framework Agreement. This Framework Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Framework Agreement and their successors and permitted assigns.

14.10 SEVERABILITY. If any provision of this Framework Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Framework Agreement shall remain in full force and effect. If any provision of this Framework Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Framework Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.11 GOVERNING LAWS. This Framework Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles.

14.12 COUNTERPARTS. This Framework Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Framework Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Framework Agreement as of the date first above written.


                                       I-LINK INCORPORATED

                                       By:
                                       Name:
                                       Title:


                                       CYBER OFFICE INTERNATIONAL AG

                                       By:
                                       Name:
                                       Title:

                                   SCHEDULE A

                               LICENSED TECHNOLOGY

                                      [***]

                                   SCHEDULE B

                                   MILESTONES


                                      [***]

                                   SCHEDULE C

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE D

                               DIRECT COMPETITORS


                                      [***]

                                   SCHEDULE E


                                      [***]

                                   SCHEDULE F

                                      [***]

                                     ANNEX A

                                      [***]